EXHIBIT 99.3

COCA-COLA ENTERPRISES INC.
20__ STOCK OPTION GRANT TO NONEMPLOYEE DIRECTORS

Name of Optionee: _________________

Number of Options, each one for one share of CCE common stock: _______________

Grant Date: _________________

Option Exercise Price: ___________________

Conditions to Vesting: __________________

We are pleased to advise you of your 20__ stock option grant from Coca-Cola Enterprises Inc. (also referred to as the “Company”). The terms and conditions applicable to this grant of stock options are described below.

1.

Vesting of Options. Your 20__ options will become exercisable upon satisfaction of the vesting conditions specified above or upon your death or disability. Further, in the event of a Change in Control of the Company (as defined in the 2004 Stock Award Plan) during your service as a nonemployee director, any unvested options shall vest immediately.

2.

Effects of Termination of Service on Exercise of Options. Any options that have not vested as of the date you terminate service as a nonemployee director shall be forfeited unless your service terminates on account of your death, disability or at the completion of your term after attaining age 70. In the event of one of these circumstances occurring, any unvested options shall become vested.

3.	Duration of Options. Any vested options may be exercised at any time until the tenth anniversary of the date of grant (“Options Expiration Date”), except as follows:

a.

In the event your service as a nonemployee director terminates on account of your disability or at the completion of your term after attaining age 70, your right to exercise any vested options shall expire upon the earlier of five years from the date of such termination or the Options Expiration Date.

b.

In the event your service as a nonemployee director terminates on account of your death, the right of the executor or administrator of your estate, or of a transferee by will or by laws of descent and distribution, your right to exercise any vested options shall terminate upon the earlier of one year from the date of your death or the Options Expiration Date.

c.

 In the event your service as a nonemployee director terminates on account of any reason other than those described in paragraphs a. and b., above, your right to exercise any vested options shall expire upon the earlier of one year from the date of such termination or the Options Expiration Date

4.

Effect of a Change in Control of the Company. In the event of a Change in Control of the Company (as defined in the 2004 Stock Award Plan) during your service as a nonemployee director, any unvested options shall vest immediately. All options that are, or become, vested at the time of a Change in Control may be exercised up to the Options Expiration Date, even if at the time of exercise you are no longer serving as a director.

5.

Exercise of Options. The Plan is administered by a Committee of the Company’s Board of Directors, whose function is to ensure the Plan is managed according to its respective terms and conditions, as well as the terms of this grant. To the extent any provision of this grant is inconsistent with or in conflict with the any provision of the Plan, the Plan shall govern.

6.	Deemed Acceptance of Grant. This document is a summary of your 20__ stock option grant, which is made under the Coca-Cola Enterprises 2004 Stock Award Plan (the “Plan”). The terms of the Plan are incorporated by reference into this document. You will be deemed to have accepted your grant and the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing.

7.	Plan Administration. The Plan is administered by a Committee of the Company’s Board of Directors, whose function is to ensure the Plan is managed according to its respective terms and conditions, as well as the terms of this grant. To the extent any provision of this grant is inconsistent with or in conflict with the any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to either the General Counsel’s office or to:

COCA-COLA ENTERPRISES INC.
STOCK PLAN ADMINISTRATOR
P. O. BOX 723040
USA, ATLANTA, GA 31139-0040
770-989-3110